Exhibit 8.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands

January 31, 2022

Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re: Imperial Petroleum Inc. – Exhibit 8.1 Opinion

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Imperial Petroleum Inc., a Marshall Islands corporation (the “Company”), in connection with (i) the preparation of the Company’s Registration Statement on Form F-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 31, 2022 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), which incorporates by reference the registration statement on Form F-1 (Reg. No. 333-262264) which was declared effective on January 31, 2022 (the “Prior Registration Statement”), including the prospectus that is part of the Prior Registration Statement (the “Prospectus”), and (ii) the underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Maxim Group LLC, as representative of the several underwriters listed on Schedule A thereto. The Registration Statement and related Prior Registration Statement relate to the registration under the Act of units of the Company, each unit consisting of (x) one common share, par value $0.01 per share (each, a “Common Share”), of the Company, or one pre-funded warrant to purchase one Common Share at an exercise price equal to $0.01 per Common Share, and (y) one Class A Warrant to purchase one Common Share, and additional Common Shares, and/or pre-funded warrants, and/or additional Class A Warrants, which may be sold pursuant to an option granted to the underwriters by the Company to purchase additional securities, as well as the Company’s issuance of Underwriter’s Warrants, each to purchase one Common Share.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement, the Prior Registration Statement and the Prospectus; and

(ii)

such other papers, documents, agreements certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed.

We have reviewed the discussion set forth in the Prospectus under the caption “Tax Considerations—Marshall Islands Tax Consequences.” Based on the facts as set forth in the Registration Statement and the Prospectus, we confirm that the statements in such discussion, to the extent they constitute legal conclusions, unless otherwise noted, are the opinion of Reeder & Simpson, P.C. with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Company included under such caption, as to which we express no opinion).

Our opinions and the tax discussion as set forth in the Registration Statement are based on the law of the Republic of the Marshall Islands as in effect on the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,
/s/ Dennis J. Reeder Dennis J. Reeder— Reeder & Simpson, P.C.